Exhibit 10.2

United Stationers Inc. Executive Severance Plan

1.	Severance Plan for Executives

The Severance Plan for Executives (the “Plan”) is intended to provide certain eligible employees of UNITED STATIONERS INC., a Delaware corporation (hereinafter, together with its successors, referred to as “Holding”), UNITED STATIONERS SUPPLY CO., an Illinois corporation (hereinafter, together with its successors, referred to as the “Company”), and UNITED STATIONERS MAMANAGEMENT SERVICES, L.L.C., an Illinois limited liability company (hereinafter, together with its successors, referred to as “USMS”) (with Holding, the Company, USMS, and their respective subsidiaries and affiliates including the entity employing the Executive, and any successors thereto, hereinafter referred to as the “Companies”) severance benefits in the event of such employee’s Eligible Termination or Eligible Change of Control Termination under the terms and conditions set forth in the Plan. The policy is intended to cover all Eligible Employees regardless of jurisdiction, but be subject to local laws and regulations and thereby tailored in its application, as required.

2.	Key Definitions

a. “Board” means the Board of Directors of Holding.

b. “Cause” shall mean the (i) conviction of, or plea of nolo contendere to, a felony (excluding motor vehicle violations); (ii) theft or embezzlement, or attempted theft or embezzlement, of money or property or assets of the Companies; (iii) illegal use of drugs; (iv) material breach of this Agreement or any employment-related undertakings provided in a writing signed by the Executive prior to or concurrently with this Agreement; (v) gross negligence or willful misconduct in the performance of Executive’s duties; (vi) breach of any fiduciary duty owed to the Companies, including, without limitation, engaging in competitive acts while employed by the Companies; or (vii) the Executive’s willful refusal to perform the assigned duties for which the Executive is qualified as directed by the Executive’s Supervising Officer (as hereinafter defined) or the Board; provided, that in the case of any event constituting Cause within clauses (viii) through (ix) which is curable by the Executive, the Executive has been given written notice by the Companies of such event said to constitute Cause, describing such event in reasonable detail, and has not cured such action within thirty (30) days of such written notice as reasonably determined by the Chief Executive Officer. For purposes of this definition of Cause, action or inaction by the Executive shall not be considered “willful” unless done or omitted by the Executive (i) intentionally or not in good faith and (ii) without reasonable belief that the Executive’s action or inaction was in the best interests of the Companies, and shall not include failure to act by reason of total or partial incapacity due to physical or mental illness.

c. “Change of Control” shall mean and include any of the following: (i) Any “Person” (having the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and used in Sections 13(d) and 14(d) thereof, including a “group” within the meaning of Section 13(d)(3)) has or acquires “Beneficial Ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of 30% or more of the combined voting power of Holding’s then outstanding voting securities entitled to vote generally in the election of directors (“Voting Securities”); provided, however, that the acquisition or holding of Voting Securities by (A) Holding of any of its Subsidiaries, (B) an employee benefit plan (or a trust forming a part thereof) maintained by Holding or any of its Subsidiaries, or (C) any Person in which the Executive has a substantial equity interest shall not constitute a Change of Control. Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person acquired Beneficial Ownership of more than the permitted amount of Voting Securities as a result of (D) the issuance of Voting Securities by Holding in exchange for assets (including equity interests) or funds with a fair value equal to the fair value of the Voting Securities so issued or (E) the acquisition of Voting Securities by Holding which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by such Person; provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the issuance of Voting Securities or the acquisition of Voting Securities by Holding, and after such issuance or acquisition, such Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the Voting Securities Beneficially Owned by such Person to more than 50% of the Voting Securities of Holding, then a Change of Control shall occur; (ii) At any time during a period of two consecutive years, the individuals who at the beginning of such period constituted the Board (the “Incumbent Board”) cease for any reason to constitute more than 50% of the Board; provided, however, that if the election, or nomination for election by Holding’s shareholders, of any new director was approved by a vote of more than 50% of the directors then comprising the Incumbent Board, such new director shall, for purposes of this subsection (ii), be considered as though such person were a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of (A) either an actual “Election Consent” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board (a “Proxy Contest”), or (B) by reason of an agreement intended to avoid or settle any actual or threatened Election Contest or Proxy Contest; (iii) Consummation of a merger, consolidation or reorganization or approval by Holding’s shareholders of a liquidation or dissolution of Holding or the occurrence of a liquidation or dissolution of Holding (“Business Combination”), unless, following such Business Combination: (A) the Persons with Beneficial Ownership of Holding, immediately before such Business Combination, have Beneficial Ownership of more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation (or in the election of a comparable governing body of any other type of entity) resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns Holding or all or substantially all of Holding’s assets either directly or through one or more subsidiaries) (the “Surviving Company”) in substantially the same proportions as their Beneficial Ownership of the Voting Securities immediately before such Business Combination, (B) the individuals who were members of the Incumbent Board immediately prior to the execution of the initial agreement providing for such Business Combination constitute more than 50% of the members of the board of directors (or comparable governing body of a noncorporate entity) of the Surviving Company; and (C) no Person (other than Holding, any of its Subsidiaries or any employee benefit plan (or any trust forming a part thereof) maintained by Holding, the Surviving Company or any Person who immediately prior to such Business Combination had Beneficial Ownership of 30% or more of the then Voting Securities) has Beneficial Ownership of 30% or more of the then combined voting power of the Surviving Company’s then outstanding voting securities; provided, that notwithstanding this clause (C), a Change of Control shall not be deemed to occur solely because any Person acquired Beneficial Ownership of more than 30% of Voting Securities as a result of the issuance of Voting Securities by Holding in exchange for assets (including equity interests) or funds with a fair value equal to the fair value of the Voting Securities so issued; provided, however that a Business Combination with a Person in which the Executive has a substantial equity interest shall not constitute a Change of Control with respect to such Person. (iv) The closing of any assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of the assets of Holding to any Person (other than a Person in which the Executive has a substantial equity interest (in which case there shall not be a Change of Control with respect to such Person) and other than a Subsidiary of Holding or other entity, the Persons with Beneficial Ownership of which are the same Persons with Beneficial Ownership of Holding and such Beneficial Ownership is in substantially the same proportions), or the occurrence of the same.

d. “Eligible Employee” shall mean a regular full-time salaried employee of the Companies, or any of its affiliates, who does not have an individual employment agreement with the Companies, who is a member of the Senior Leadership Team of Holding, and who shall have executed a Release Agreement.

e. “Eligible Change of Control Termination” shall mean during the Protection Period (i) an involuntary termination of employment without Cause; (ii) a voluntary termination by the employee for “Good Reason”.

f. “Eligible Termination” shall mean (i) an involuntary termination of employment by reason of a reduction in force program, job elimination, or unsatisfactory performance in the execution of an Eligible Employee’s duties; (ii) a resignation mutually agreed to in writing by the Companies and the Eligible Employee; or (iii) any other termination that is designated by the management of the Companies to be an Eligible Termination. An Eligible Termination shall not include (iv) a unilateral resignation; (v) a termination by the Company for Cause; or (vi) a termination as a result of a change of control of the Companies.

g. “Good Reason” shall mean (i) any material breach by the Companies of this Agreement without Executive’s written consent, or (ii) without Executive’s written consent: (A) a material reduction in the Executive’s Base Salary, or (B) the relocation of the Executive’s principal place of employment more than fifty (50) miles from its location on the Effective Date. For purposes of this Agreement, a Change of Control, alone, does not constitute Good Reason. Furthermore, notwithstanding the above, the occurrence of any of the events described above will not constitute Good Reason unless the Executive gives the Companies written notice within thirty (30) days after the initial occurrence of any of such events that the Executive believes that such event constitutes Good Reason, and the Companies thereafter fail to cure any such event within sixty (60) days after receipt of such notice.

h. “Protection Period” shall mean the two-year period following a Change of Control.

i. “Release Agreement” shall mean the Companies’ then-current standard form of release which, if executed by the Eligible Employee, will acknowledge his or her termination of employment with the Companies and release the Companies from liability for any claims.

3.	General Severance Benefits

In consideration of the Eligible Employee executing a Release Agreement, in the event of an Eligible Termination, an Eligible Employee shall be entitled to receive from the Companies benefits as set forth below. Unless otherwise noted, payments will be made in a lump sum on the 90th day following the employee’s termination:

a. Cash Severance: cash severance in the amount of x-times the sum of the employee’s annual base salary (using the employee’s salary rate in effect at the time of termination) and target bonus opportunity.

Position	Severance Multiple
CEO	2.0×
EVP/SVP/President	1.5×
VP	1.0×

b. Pro Rata Bonus: a bonus in an amount equal to the actual bonus which would have been payable under the Companies’ Cash Award Incentive Plan (CIP), had such employee remained employed through the end of the year of such termination multiplied by a fraction the numerator of which is the number of full months of employment during the calendar year of termination and the denominator of which is 12. Such bonus shall be payable at the time otherwise payable under the CIP, had employment not terminated.

c. Welfare Benefits Continuation: an amount sufficient to cover the employer portion of medical benefits for a period of 6 months at the levels in effect for the employee immediately prior to termination of employment.

4.	Change-of-Control Severance Benefits

In consideration of the Eligible Employee executing a Release Agreement, in the event of an Eligible Change of Control Termination during the Protection Period, an Eligible Employee shall be entitled to receive from the Companies benefits as set forth below. Unless otherwise noted, payments will be made in a lump sum on the 90th day following the employee’s termination:

a. Cash Severance: cash severance in the amount of x times the sum of the employee’s annual base salary and target bonus opportunity;

Position	Severance Multiple
CEO/EVP/SVP/President	2.0×
VP	1.5×

b. Pro Rata Bonus: a bonus in an amount equal to the Eligible Employee’s target bonus opportunity multiplied by a fraction the numerator of which is the number of full months of employment during the calendar year of termination and the denominator of which is 12;

c. Welfare Benefits Continuation: an amount sufficient to cover the employer portion of medical benefits for a period of 18 months at the levels in effect for the employee immediately prior to termination of employment.

d. Outplacement Services: an amount sufficient to cover outplacement benefits for a period of 9 months, subject to a maximum amount of $25,000.

e. Excise Taxes: In connection with the excise tax imposed by Section 4999 of the Internal Revenue Code (“Code”), as amended, the Plan will provide for the “Best Net” so that Eligible Employee’s aggregate severance payments and benefits would be reduced to $1.00 less than that amount which would trigger the Code Section 4999 excise tax if such reduction would result in such Eligible Employee receiving a greater after-tax benefit than Eligible Employee would receive if the full severance benefits were paid (i.e., the aggregate severance payments and benefits that Eligible Employee receives will be either the full amount of severance payments and benefits or an amount of severance payments and benefits reduced to the extent necessary so that the Eligible Employee incurs no excise tax, whichever results in the Eligible Employee receiving the greater amount, taking into account applicable federal, state and local income, employment and other applicable taxes, as well as the excise tax).

5.	Restrictive Covenants

Notwithstanding anything to the contrary in this Agreement, receipt of benefits under this Plan shall be contingent upon the Eligible Employee executing and delivering (i) a general release of claims following the date of the Eligible Termination that, within 60 days of such Eligible Termination, has become irrevocable by the Eligible Employee and (ii) a restrictive covenants and cooperation agreement (the “Restrictive Covenants”) that, within 60 days of the Eligible Termination, has become irrevocable. The date on which the Restrictive Covenants become irrevocable under this subparagraph shall be referred to as the Restrictive Covenants Effective Date. If the Eligible Employee fails to timely execute and deliver the Restrictive Covenants, then the Companies shall have no obligation to pay or provide the benefits provided under this Plan.

6.	Administration

a. Withholding Taxes. ABC may withhold from all payments or benefits due to the Eligible Employee hereunder or under any other plan or arrangement of the Companies all taxes which, by applicable federal, state, local or other law, ABC determines it is required to withhold therefrom.

b. Code Section 409A. To the extent applicable, it is intended that the Plan comply with the provisions of Code Section 409A. The Plan will be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Plan to fail to satisfy Code Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Code Section 409A). Notwithstanding anything contained herein to the contrary, for all purposes of this Plan, an Eligible Employee shall not be deemed to have had a termination of employment until such Eligible Employee has incurred a separation from service as defined in Treasury Regulation §1.409A-1(h) and, to the extent required to avoid accelerated taxation and/or tax penalties under Code Section 409A, payment of the amounts payable under the Plan that would otherwise be payable during the six-month period after the date of termination shall instead be paid on the first business day after the expiration of such six-month period, plus interest thereon, at a rate equal to the applicable “Federal short-term rate” (as defined in Code Section 1274(d)) for the month in which such date of termination occurs, from the respective dates on which such amounts would otherwise have been paid until the actual date of payment. In addition, for purposes of the Plan, each amount to be paid and each installment payment shall be construed as a separate, identified payment for purposes of Code Section 409A. With respect to expenses eligible for reimbursement under the terms of this Plan, (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Code Section 409A.

c. ERISA. This Plan shall be deemed to be an “employee welfare benefit plan” as defined by Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended. Accordingly, notwithstanding any contrary provision of the Plan, if the amount otherwise payable to an Eligible Employee under the Plan exceeds two times the Eligible Employee’s annual compensation during the year immediately preceding the year during which the Eligible Employee’s termination occurs (the “Permissible Amount”), the amount to be paid under the Plan shall be reduced so that it does not exceed the Permissible Amount. For this purpose, annual compensation includes all wages, salary, and any other benefits of monetary value, whether paid in cash or otherwise, which was paid as consideration for the Eligible Employee’s services during the year (or which would have been paid if the Eligible Employee had been employed a full year).

d. Waiver of Breach. No waiver by any party hereto of a breach of any provision of the Plan by any other party, or of compliance with any condition or provision of the Plan to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such parry of the right to take action at any time while such breach continues

e. Amendment and Termination. The Board may amend or terminate the Plan at any time; provided, however that no amendment of the Plan which is adopted on or after a Change of Control or during the 180-day period immediately preceding a Change of Control shall directly or indirectly adversely affect any Eligible Employee’s rights and benefits under the Plan without the written consent of such Eligible Employee and further provided, that the upon and after a Change of Control, the Plan may not be terminated prior to the second anniversary of the occurrence of such Change of Control.

f. Administration. The Committee shall be responsible for administering this Plan. The Committee has the exclusive right, power and authority, in its sole and absolute discretion, to administer and interpret the Plan and other Plan documents. The Committee has all powers reasonably necessary to carry out its responsibilities under the Plan, including but not limited to the sole and absolute discretionary authority to (i) administer the Plan according to its terms and to interpret Plan policies and procedures; (ii) resolve and clarify inconsistencies, ambiguities and omissions in the Plan document and among and between the Plan document and other related documents; (iii) take all actions and make all decisions regarding questions of coverage, eligibility and entitlement to benefits, and benefit amounts; (iv) process and approve or deny all claims for benefits; and (v) employ attorneys, consultants, accounts, agents and other individuals, any of whom may be an employee of the Companies, and the Committee, the Companies, and their officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such individuals. All actions taken by the Committee, and all interpretations and determinations made by the Committee on any disputes arising under the Plan, including but not limited to questions of construction, interpretation and administration shall be final, conclusive and binding upon the Eligible Employees, the Companies, and all other persons having an interest in or under the Plan. Any determination made by the Committee shall be given deference in the event the determination is subject to judicial review and shall be overturned by a court of law only if it is arbitrary and capricious.

g. Binding Agreement; Successors. In the event of any Change of Control, the provisions of this Plan shall be binding upon the surviving corporation, and such surviving corporation shall be treated as ABC hereunder. This Plan shall inure to the benefit of and be enforceable by the Eligible Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If an Eligible Employee dies while any amounts would be payable to the Eligible Employee hereunder had the Eligible Employee continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such person or persons appointed in writing by the Eligible Employee to receive such amounts or, if no person is so appointed, to the Eligible Employee’s estate.

h. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

i. Unfunded Plan. Eligible Employees shall have no right, title or interest whatsoever in or to any investments that the Companies may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Companies and any Eligible Employee, beneficiary, legal representative or any other individual. To the extent that any individual acquires a right to receive payments under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Companies. All payments to be made hereunder shall be paid from the general funds of ABC, and no special or separate fund shall be established, and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

j. Governing Law and Miscellaneous. The law of the State of Illinois shall govern this Plan without giving effect to its conflict of law principles. Should a court of competent jurisdiction find that any provision of this Plan is void, voidable, illegal, or unenforceable, no other provision shall be affected thereby and the balance shall be interpreted in a manner that gives effect to the intent of the parties. The normal rules of construction hold that all ambiguities are construed against the drafting party will not apply to the interpretation of this Plan.